EXHIBIT 10b.

CORRECTIVE AMENDMENT TO CHANGE-IN-CONTROL AGREEMENT

                    , 2012

PERSONAL AND CONFIDENTIAL

«First_Name» «Last_Name»

«Job_Title»

«Company»

«Address»

Dear «First_Name»:

Reference is made to that certain Change-in-Control Agreement (the “CIC Agreement”) between you and Bristol-Myers Squibb Company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the CIC Agreement. For the sole purpose of updating your CIC Agreement to reflect the discontinuation of the Company’s mandatory retirement policy, we are, by this letter (the “Corrective Amendment”), amending the CIC Agreement as permitted by Section 9(d) of the CIC Agreement as follows:

1.	Amendment to Section 1(a) of the CIC Agreement. The last sentence of Section 1(a) of the CIC Agreement is hereby deleted in its entirety.

2.	Amendment to Section 4(b)(ii) of the CIC Agreement. Section 4(b)(ii) of the CIC Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) In lieu of any further salary payments to you and in lieu of any severance benefit otherwise payable to you, the Company will pay you, in the form specified in Section 5 (a lump sum to the extent permissible), a severance payment, in cash, equal to 2.99 times the sum of (i) the higher of your annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or your annual base salary in effect immediately prior to the Change in Control, and (ii) the aggregate amount of your target annual bonus opportunity for the year in which the Notice of Termination was given under the annual incentive plan applicable to you as in effect immediately prior to the occurrence of the event or circumstances giving rise to the Notice of Termination or, if greater, your target annual bonus under the applicable plan for the preceding year.”

3.	Amendment to Section 4(b)(v) of the CIC Agreement. Section 4(b)(v) of the CIC Agreement is hereby amended and restated to read in its entirety as follows:

“(v) In addition to the retirement benefits to which you are entitled under the Bristol-Myers Squibb Company Retirement Income Plan (the “Retirement Plan”) and the Bristol-Myers Squibb Company Benefit Equalization Plan relating to the Retirement Plan (the “BEP”), or any successor plans thereto, the Company will pay you an additional amount (the “Additional Amount”) equal to the excess of

(x)

the actuarial equivalent present value of the retirement pension (determined as a straight life annuity commencing as of the 1st day of the month coinciding with or next following either (1) your 65th birthday if your Date of Termination is on or before such birthday, or (2) your Date of Termination if such date occurs after your 65th birthday (the “Determination Date”)) which you would have accrued under the terms of the Retirement Plan and BEP (without regard to any amendment to the Retirement Plan or BEP made subsequent to a Change in Control which is adverse to you), determined as if you (A) were fully vested thereunder, and (B) had accumulated (as of the Date of Termination) 36 additional months of age and service credit thereunder at your highest annual rate of compensation (as such term is defined under the BEP) during the 12 months immediately preceding the Date of Termination (but in no event will you be deemed to have accumulated additional service credit in excess of the maximums taken into account under the Retirement Plan and BEP) (the “Additional Age/Service Credit”)

over

(y)

the actuarial equivalent present value of the vested retirement pension (determined as a straight life annuity commencing at the Determination Date) which you had then accrued pursuant to the respective provisions of the Retirement Plan and BEP (the BEP portion of such retirement pension being the “Base BEP Benefit”).

The Additional Amount will be paid, in the form specified in Section 5 (a lump sum to the extent permissible), as a cash amount following your Termination in accordance with Section 5 hereof. If you have not attained age 55 with ten years of service credit as of the Date of Termination (after taking into account the Additional Age/Service Credit), you will receive the payments under this Section 4(b)(v) as though you had attained age 55 with ten years of service credit as of the Date of Termination, and without actuarial reduction to reflect the fact that you have not attained age 55 with ten years of service as of the Date of Termination. For purposes of this Section 4(b)(v), “actuarial equivalent” will be determined using the same methods and assumptions utilized under the Retirement Plan immediately prior to the Date of Termination.”

4.	Amendment to Section 4(f)(vi) of the CIC Agreement. Section 4(f)(vi) of the CIC Agreement is hereby deleted in its entirety.

5.

CIC Agreement Remains in Effect. Except as specifically provided herein, all terms of the CIC Agreement shall remain in effect. References to “this Agreement,” “herein,” “hereof,” “hereby” and words of similar import in the CIC Agreement shall refer to the CIC Agreement as amended by this Corrective Amendment, all of which shall be read together as a single agreement. References in the CIC Agreement to sections, subsections, paragraphs and clauses thereof shall refer to those sections, subsections paragraphs and clauses as the same are amended by the terms of this Corrective Amendment.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title: